UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2022
KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-56050	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant’s telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
On January 18, 2018, KBS Growth & Income REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Commonwealth Borrower”) entered into a loan agreement (the “Commonwealth Loan Agreement”) secured by the Commonwealth Building in Portland, Oregon with the Metropolitan Life Insurance Company (the “Commonwealth Lender”), an unaffiliated lender, for borrowings of up to $51.4 million (the “Commonwealth Building Mortgage Loan”).
On December 20, 2022, the Commonwealth Borrower defaulted on the Commonwealth Building Mortgage Loan as a result of a failure to pay the full amount of the outstanding debt service due on the loan. Given the reduced rent and occupancy by the building’s tenants, operating income from the Commonwealth Building no longer covers debt service payments on the mortgage loan. As previously disclosed in the Company’s periodic reports, downtown Portland, where the Commonwealth Building is located, is experiencing record high office vacancies due to the impact of the disruptions caused by protests and demonstrations and increased crime in the downtown area and the decreased demand for office space as employees continue to work from home, and it is uncertain when the market will recover. The Commonwealth Building is currently valued at less than the outstanding debt. Given the depressed office rental rates in downtown Portland and the continued social unrest and increased crime in downtown Portland, the Company does not anticipate any near-term recovery in value. The Commonwealth Borrower may relinquish ownership of the property to the Commonwealth Lender in a foreclosure transaction or other alternative to foreclosure in satisfaction of the mortgage.
The outstanding amount of the Commonwealth Building Mortgage Loan is approximately $45.7 million, bearing interest at a floating rate of 180 basis points over one-month LIBOR (the “Interest Rate”), and is scheduled to mature in February 2023. At September 30, 2022, the effective interest rate for the loan was 4.73%. The Commonwealth Loan Agreement contains an acceleration clause pursuant to which the Commonwealth Lender may, in the event of a default and without notice, declare the outstanding loan balance immediately due and payable. During the time the default exists, the Commonwealth Lender may charge default interest at a rate of the Interest Rate, plus 4.0%. The loan is non-recourse to the Company.
As discussed below, this transaction is not expected to have an impact on the Company’s net asset value as the Company’s valuation of the assets of the Commonwealth Borrower related to the Commonwealth Building net of the estimated fair value of the loan and inclusive of other assets and liabilities, effectively net to zero for the purposes of inclusion in the Company’s estimated value per share.

ITEM 8.01 OTHER EVENTS

Estimated Net Asset Value Per Share
On December 15, 2022, the board of directors of the Company approved an estimated net asset value (“NAV”) per share of the Company’s common stock of $1.16 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or NAV, divided by the number of shares outstanding, all as of September 30, 2022. There have been no other material changes between September 30, 2022 and the date of this filing that would impact the overall estimated NAV per share. The Company is providing this estimated value per share (i) to assist the Company in calculating the range of estimated net proceeds from its proposed liquidation and dissolution (the “Plan of Liquidation”) as discussed in the Company’s preliminary proxy statement filed with the Securities and Exchange Commission (“SEC”), which proposed Plan of Liquidation will be submitted to the stockholders of the Company for their consideration along with the Company’s definitive proxy statement upon its filing with the SEC and (ii) to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013-01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).

The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated NAV per share of the Company’s common stock, including the review and approval of the valuation and appraisal process and methodology used to determine the Company’s estimated NAV per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the Company’s conflicts committee, the Company engaged Kroll, LLC (f/k/a Duff & Phelps) (“Kroll”), an independent third-party real estate valuation firm, to provide a calculation of the range in estimated NAV per share of the Company’s common stock as of September 30, 2022. Kroll based this range in estimated NAV per share upon (i) appraisals performed by Kroll of three of the four real estate properties owned by the Company as of September 30, 2022 (the “Appraised Properties”), (ii) a valuation performed by KBS Capital Advisors, LLC (the “Advisor”), the Company’s external advisor, of the fourth real estate property owned by the Company as of September 30, 2022, an office property located in Portland, Oregon (the “Commonwealth Building”), and (iii) valuations performed by the Advisor, with respect to the Company’s cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022. The appraisal reports Kroll prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. Kroll’s valuation was designed to follow the prescribed methodologies of the IPA Valuation Guidelines. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
Upon the conflicts committee’s receipt and review of Kroll’s valuation report, which included the appraised value of each of the Appraised Properties as noted in the appraisal reports prepared by Kroll and a summary of the estimated value of the Commonwealth Building and each of the Company’s other assets and liabilities, all as determined by the Advisor and reviewed by Kroll, and in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated NAV per share of $0.89 to $1.46, with an approximate mid-range value of $1.16 per share, as indicated in Kroll’s valuation report and recommended by the Advisor, which approximate mid-range value was based on Kroll’s appraisals of the Appraised Properties and a valuation performed by the Advisor of the Commonwealth Building as well as the Company’s cash, other assets, mortgage debt and other liabilities, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $1.16 as the estimated NAV per share of the Company’s common stock. The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $1.16 as the estimated NAV per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the Company’s board of directors.
The table below sets forth the calculation of the Company’s estimated NAV per share as of December 15, 2022 as well as the calculation of the Company’s prior estimated NAV per share as of December 6, 2021. Kroll was not responsible for establishing the estimated NAV per share as of December 15, 2022 or December 6, 2021, respectively.

	December 15, 2022 Estimated Value per Share	December 6, 2021 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$10.95	$13.66	$(2.71)
Cash, restricted cash and cash equivalents (3)	0.69	0.80	(0.11)
Other assets	0.05	0.09	(0.04)
Mortgage debt (4)	(9.28)	(9.95)	0.67
Other liabilities	(1.25)	(1.22)	(0.03)
Estimated NAV per share	$1.16	$3.38	$(2.22)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated NAV per share	$1.16	$3.38	$(2.22)
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(1) The December 6, 2021 estimated value per share was based upon a calculation of the range in estimated NAV per share of the Company’s common stock as of September 30, 2021 by Kroll and the recommendation of the Advisor. Kroll based this range in estimated NAV per share upon appraisals of the Company’s four real estate properties performed by Kroll, and valuations performed by the Advisor with respect to the Company’s cash, other assets, mortgage debt and other liabilities. For more information relating to the December 6, 2021 estimated value per share and the assumptions and methodologies used by Kroll and the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2021.
(2) The decrease in the estimated value of real estate properties per share was primarily due to a decrease in the values of the real estate properties after taking into consideration capital expenditures incurred. The decrease in the values of the real estate properties is primarily due to (i) the Commonwealth Building being valued at less than its mortgage debt as the Company is projecting longer lease-up periods for the vacant office space as demand for office space in Portland has significantly declined as a result of both the impact of the disruptions caused by protests and demonstrations in the downtown area and the COVID-19 pandemic, with employees continuing to work from home, (ii) a property located in Houston, Texas where the COVID-19 pandemic added to an already slumping oil and gas industry, resulting in increased vacancy and expanding capitalization rates across the office marketplace, and (iii) a property located in Chicago, Illinois where return to office has been slow, resulting in increased vacancy and expanding capitalization rates across the office marketplace.
(3) The decrease in the estimated value of cash, restricted cash and cash equivalents per share primarily relates to improvements to real estate properties.
(4) The decrease in the estimated value of mortgage debt per share was primarily due to the valuation of the Commonwealth Building Mortgage Loan which was based on the fair value of the real estate less estimated closing costs.

The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the decrease in the estimated value per share from $3.38 to $1.16. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding, capital expenditures and related financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
December 6, 2021 estimated value per share	$3.38
Changes to estimated value per share
Real estate
Real estate	(2.73)
Capital expenditures on real estate	(0.29)
Total change related to real estate (1)	(3.02)
Modified operating cash flows in excess of distributions declared (2)	0.12
Notes payable (3)	0.66
Interest rate swaps	0.09
Deferral of asset management fee liability	(0.17)
Advisor advance forgiven (4)	0.13
Other changes, net	(0.03)
Total change in estimated value per share	(2.22)
December 15, 2022 estimated value per share	$1.16
_____________________
(1) Decrease is primarily due to a decrease in values of real estate properties after taking into consideration capital expenditures incurred. The decrease in the values of the real estate properties was primarily due to (i) the Commonwealth Building being valued at less than its mortgage debt as the Company is projecting longer lease-up periods for the vacant office space as demand for office space in Portland has significantly declined as a result of both the COVID-19 pandemic, with employees continuing to work from home, and the impact of the disruptions caused by protests and demonstrations in the downtown area, (ii) a property located in Houston, Texas where the COVID-19 pandemic added to an already slumping oil and gas industry, resulting in increased vacancy and expanding capitalization rates across the office marketplace, and (iii) a property located in Chicago, Illinois where return to office has been slow, resulting in increased vacancy and expanding capitalization rates across the office marketplace.
(2) Modified operating cash flow reflects modified funds from operations (“MFFO”) adjusted to add back the amortization of deferred financing costs and deferral of asset management fee. The Company computes MFFO in accordance with the definition included in the practice guideline issued by IPA in November 2010.
(3) The change in the notes payable fair value includes a $0.56 change related to the Commonwealth Building Mortgage Loan which was written down by $5.7 million to approximate the current value of the property.
(4) The Advisor has agreed to waive the advisor advance payable of $1.3 million that was due to the Advisor.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of the Company’s common stock, and these differences could be significant. In particular, due in part to our relatively small asset base and the number of shares of our common stock outstanding, as well as the substantial amount of leverage in the Company as a result of decreased real estate values, even modest changes in key assumptions made in appraising our real estate properties could have a very significant impact on the estimated value of our shares.  See the discussion under “Real Estate - Real Estate Valuation” below. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations and the impact of restrictions on the assumption of debt and should not be considered a liquidation value of the Company’s assets and liabilities. The Advisor has agreed to waive any disposition fees owed in connection with asset sales pursuant to the Plan of Liquidation. In addition, the Advisor has agreed to waive payment of its asset management fee as of October 1, 2022 through liquidation. As of September 30, 2022, the Company had no potentially dilutive securities outstanding that would impact the estimated NAV per share of its common stock.

The December 15, 2022 estimated value per share does not represent a liquidation value of the Company’s assets and liabilities. As discussed in the Company’s preliminary proxy statement filed on December 20, 2022 with the SEC, the board of directors of the Company has determined that it is in the best interest of the Company and its stockholders to sell all of the Company’s properties and assets and liquidate and dissolve the Company pursuant to the Plan of Liquidation. The Plan of Liquidation requires the affirmative vote of holders of shares of the Company’s common stock entitled to cast a majority of all the votes entitled to be cast on the Plan of Liquidation proposal.
If the Plan of Liquidation is approved by the stockholders, the Company estimates that its net proceeds from liquidation and, therefore, the amount of cash the stockholders would receive for each share of the Company’s common stock they then hold, could range between approximately $0.59 and $1.16 per share. The difference between the estimated value per share and the range of estimated net proceeds from liquidation reflects the fact that the estimated value per share does not take into consideration: (i) expected third party closing costs related to future dispositions of real estate investments and (ii) estimated corporate costs and other expenses of the liquidation and dissolution of the Company not covered from the Company’s cash flow from operations.
Based on the estimated value per share as of December 15, 2022 and the estimated costs and expenses of liquidating and dissolving the Company, including the amortization of the fair value discount on notes payable, if the stockholders approve the Plan of Liquidation, the Company estimates the range in net proceeds from liquidation to be follows:

	Low End of Estimated Range	High End of Estimated Range
Range in estimated value per share	$0.89	$1.46
Estimated third party disposition costs per share	(0.11)	(0.11)
Estimated other liquidation costs per share	(0.08)	(0.08)
Amortization of fair value discount on notes payable	(0.11)	(0.11)
Range in estimated net proceeds from liquidation per share	$0.59	$1.16
There are many factors that may affect the actual net proceeds from liquidation and the amount of liquidating distributions per share, including, among other things, the ultimate sale price of each asset, changes in market demand for office properties during the liquidation process, the amount of taxes, transaction fees and expenses relating to the liquidation and dissolution, and unanticipated or contingent liabilities arising subsequent to the filing date of the Company’s definitive proxy statement. In addition, the continuing impact of the COVID-19 pandemic, elevated market and economic volatility due to adverse economic and geopolitical conditions, such as the war in Ukraine, concerns over persistent inflation, rising interest rates and slowing economic growth, could have material and adverse effects on our liquidating distributions. Further, due to the substantial amount of leverage in the Company as a result of decreased real estate values, the ultimate net proceeds from liquidation paid to stockholders may be significantly impacted by small changes in real estate values. No assurance can be given as to the amount of liquidating distributions the Company will ultimately pay to its stockholders. If the Company has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount of liquidating distributions ultimately distributed to its stockholders could be less than that set forth above. These estimates will be based upon market, economic, financial and other circumstances and conditions existing as of the date of the Company’s definitive proxy statement, and any changes in such circumstances and conditions during the liquidation process could have a material effect on the ultimate amount of liquidating distributions the Company pays to its stockholders.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated NAV per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:

Real Estate
Independent Valuation Firm
Kroll(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties and to provide a calculation of the range in estimated NAV per share of the Company’s common stock as of December 15, 2022. Kroll is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Kroll is based on the scope of work and not on the appraised values of the Appraised Properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Kroll collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Kroll obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Kroll reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Kroll took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Kroll reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Kroll, Kroll assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Kroll relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Kroll made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Kroll assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Kroll’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions (including future financial market disruptions related to the continuing impact of the COVID-19 pandemic, elevated market and economic volatility due to adverse economic and geopolitical conditions, such as the war in Ukraine, and concerns over persistent inflation, rising interest rates and slowing economic growth) may affect Kroll’s analyses and conclusions. Kroll’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
_____________________
(1) Kroll is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Kroll to prepare appraisal reports for each of the Appraised Properties and to provide a calculation of the range in estimated NAV per share of the Company’s common stock and Kroll will receive fees upon the delivery of such reports and the calculation of the range in estimated NAV per share of the Company’s common stock. In addition, the Company has agreed to indemnify Kroll against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Kroll and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Kroll and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and the Company’s affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Kroll appraiser as certified in the applicable appraisal report.

Although Kroll considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Kroll. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated NAV per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated NAV per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Kroll did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated NAV per share of the Company’s common stock, Kroll did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Kroll’s appraisal reports. All of the Kroll appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
Kroll appraised each of the Appraised Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of each of the Appraised Properties. Kroll calculated the discounted cash flow value of each of the Appraised Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Appraised Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
As of September 30, 2022, the Appraised Properties consisted of three office buildings, which were acquired for a total purchase price of $94.6 million, exclusive of acquisition fees and acquisition expenses of $1.7 million, in which the Company had invested $9.2 million in capital and tenant improvements. As of September 30, 2022, the total appraised value of the Appraised Properties as provided by Kroll using the appraisal methods described above was $70.5 million.
The following table summarizes the key assumptions that were used in the discounted cash flow analyses to arrive at the appraised value of the Appraised Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.50% to 8.50%	7.62%
Discount rate	8.00% to 9.50%	8.59%
Net operating income compounded annual growth rate (1)	0.98% to 4.33%	2.32%
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While we believe that Kroll’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Appraised Properties and thus, the Company’s estimated NAV per share. The table below illustrates the impact on the Company’s estimated NAV per share if the terminal capitalization rates or discount rates Kroll used to appraise the Appraised Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.16	$(0.14)	$0.25	$(0.22)
Discount rate	0.14	(0.13)	0.22	(0.20)
Finally, a 1% increase in the appraised value of the Appraised Properties would result in a $0.07 increase in the Company’s estimated NAV per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.07 to the Company’s estimated NAV per share, assuming all other factors remain unchanged.

With regards to the Commonwealth Building, the valuation was based on prior offers received during a marketing of the property in 2022 as well as an internal analysis performed by the Advisor. The offers received and the ultimate determination of value of the property were below the outstanding loan balance, and as a result, the value of the Commonwealth Building offset by the estimated fair value of the loan and inclusive of other assets and liabilities, effectively net to zero for purposes of inclusion in our estimated value per share.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
As of September 30, 2022, the GAAP fair value and carrying value (excluding unamortized deferred financing costs of $0.1 million) of the Company’s notes payable were $94.3 million and $101.6 million, respectively. The majority of the difference between our GAAP fair value and carrying value relates to the Commonwealth Building Mortgage Loan where the carrying value exceeds the estimated fair value of the underlying real estate property and the fair value of the Commonwealth Building Mortgage Loan was written down to a value that approximates the fair value of the real estate property, after giving consideration to other assets and liabilities. Excluding the Commonwealth Building Mortgage Loan, the weighted-average discount rate applied to the future estimated debt payments related to the other mortgage loans, which have a weighted-average remaining term of 1.15 years, was approximately 8.46%.
The table below illustrates the impact on the Company’s estimated NAV per share if the discount rates the Advisor used to value the Company’s notes payable, excluding the Commonwealth Building Mortgage Loan, were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$(0.01)	$0.02	$(0.02)	$0.00
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of determining the Company’s estimated NAV per share.

Limitations of Estimated NAV per Share
As mentioned above, the Company is providing this estimated value per share (i) to assist the Company in calculating the range of estimated net proceeds from its proposed Plan of Liquidation as discussed in the Company’s preliminary proxy statement filed with the SEC on December 20, 2022, which proposed Plan of Liquidation will be submitted to the stockholders of the Company for their consideration along with the Company’s definitive proxy statement upon its filing with the SEC, and (ii) to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. The estimated NAV per share set forth above will first appear on the December 31, 2022 customer account statements that will be mailed in January 2023. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV per share, and these differences could be significant. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.

Accordingly, with respect to the Company’s estimated NAV per share, the Company can give no assurance that:
•a stockholder would be able to resell his or her shares at the Company’s estimated NAV per share;
•a stockholder would ultimately realize distributions per share equal to the Company’s estimated NAV per share upon liquidation of the Company’s assets and settlement of the its liabilities or a sale of the Company;
•the Company’s shares of common stock would trade at its estimated NAV per share on a national securities exchange;
•a third party would offer the Company’s estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock;
•another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated NAV per share; or
•the methodology used to determine the Company’s estimated NAV per share would be acceptable to the Financial Industry Regulatory Authority or for compliance with ERISA reporting requirements.
Further, the Company’s estimated NAV per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2022. As of September 30, 2022, the Company had 9,851,052 and 307,606 shares of common stock issued and outstanding of Class A and Class T common stock, respectively. The Company did not make any adjustments to its estimated NAV subsequent to September 30, 2022, including, adjustments relating to the following, among others: (i) net operating income earned; and (ii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to the performance of individual assets in the Company’s portfolio and the management of those assets and the real estate and finance markets. In particular, the continuing impact of the COVID-19 pandemic, elevated market and economic volatility due to adverse economic and geopolitical conditions, such as the war in Ukraine, concerns over persistent inflation, rising interest rates and slowing economic growth, could have material and adverse effects on the value of the assets in the Company’s portfolio.
The Company’s estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated NAV per share does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or, the impact of restrictions on the assumption of debt and should not be considered a liquidation value of the Company’s assets and liabilities.
Moreover, as discussed above, the December 15, 2022 estimated value per share does not represent a liquidation value of the Company’s assets and liabilities. If the Plan of Liquidation is approved by the stockholders and the Company is able to successfully implement the plan, the Company estimates that its net proceeds from liquidation and, therefore, the amount of cash the stockholders would receive for each share of the Company’s common stock they then hold, could range between approximately $0.59 and $1.16 per share. See “Estimated Net Asset Value Per Share.”
The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share no later than December 2023 if the Plan of Liquidation has not been approved.

Historical Estimated Values per Share
The historical reported estimated value per share of the Company’s common stock approved by the board of directors is set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$3.38	December 6, 2021	Current Report on Form 8-K, filed December 10, 2021
$4.90	December 7, 2020	Current Report on Form 8-K, filed December 15, 2020
$8.43	December 4, 2019	Current Report on Form 8-K, filed December 12, 2019
$9.20	December 7, 2018	Current Report on Form 8-K, filed December 10, 2018
$8.79	December 8, 2017	Current Report on Form 8-K, filed December 11, 2017
$8.75	August 9, 2017	Current Report on Form 8-K, filed August 10, 2017

Decline in Estimated Value per Share
With a real estate portfolio of four office buildings, the Company has limited diversification. As a result, downturns in geographic locations where its properties are located have had a more significant adverse impact on its net asset value than if the Company had been able to invest in a more diversified investment portfolio. In addition to the adverse effects the measures employed to control the COVID-19 pandemic have had on commercial office properties, with employees continuing to work from home and the use and demand for office space remaining below pre-pandemic levels, certain geographical areas where the Company’s properties are located have suffered more significant adverse economic effects relative to geographies in other parts of the country. In particular, the Commonwealth Building, which was 42% of the Company’s total investments as of September 30, 2022 based on purchase price, and is 37% of its total rentable square feet as of September 30, 2022, is located in Portland, Oregon, a geographic region that has suffered significant and impactful adverse economic developments since the start of the COVID-19 pandemic in 2020. Continued social unrest and increased crime in the downtown Portland area, along with employees continuing to work from home has resulted in many tenants leaving the downtown Portland area for suburban options and resulted in adverse economic consequences for the downtown commercial business district in Portland where the property is located. Occupancy at the Commonwealth Building decreased from 87% at the beginning of 2021 to 52% as of September 30, 2022. Due to these factors, the Commonwealth Building is currently valued at less than the outstanding debt and as a result of the default discussed above, the Company may relinquish ownership of the property to the lender in a foreclosure transaction or other alternative to foreclosure in satisfaction of the mortgage. In addition, the Offices at Greenhouse, another significant property in the Company’s real estate portfolio is located in Houston, Texas, where the COVID-19 pandemic added to an already slumping oil and gas industry, resulting in increased vacancy and expanding capitalization rates across the office marketplace.

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Kroll, and the valuation estimates used in calculating the estimated value per share, with respect to Kroll, the Advisor and the Company, are the respective party’s best estimates as of September 30, 2022, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share.
If the Plan of Liquidation is approved by the stockholders of the Company, there are many factors that may affect the amount of liquidating distributions the Company will ultimately pay to its stockholders, including, among other things, the continuing impact of the COVID-19 pandemic, elevated market and economic volatility due to adverse economic and geopolitical conditions, such as the war in Ukraine, concerns over persistent inflation, rising interest rates and slowing economic growth on the value of the real estate properties, the ultimate sale price of each asset, changes in market demand for office properties during the liquidation process, the amount of taxes, transaction fees and expenses relating to the liquidation and dissolution, and unanticipated or contingent liabilities arising thereafter. Further, due to the substantial amount of leverage in the Company as a result of decreased real estate values, the ultimate net proceeds from liquidation paid to stockholders may be significantly impacted by small changes in real estate values. No assurance can be given as to the amount or timing of liquidating distributions the Company will ultimately pay to its stockholders. If the Company underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount of liquidating distributions ultimately paid to the Company’s stockholders could be less than estimated.
These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the period ended September 30, 2022, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated NAV per share and net proceeds from liquidation.

IMPORTANT INFORMATION FOR STOCKHOLDERS
ADDITIONAL INFORMATION AND WHERE TO FIND IT
On the date of this filing, the Company filed a preliminary proxy statement and the Company plans to file a definitive proxy statement for its Annual Meeting of Stockholders with the SEC. The definitive proxy statement will be sent or given to the Company’s stockholders and will contain information about the proposals to be voted on by the Company’s stockholders at the Annual Meeting of Stockholders, including information relating to the Plan of Liquidation referenced in this filing. This filing does not constitute a solicitation of any vote or proxy from any stockholder of the Company.
STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT IS AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE VOTED ON BY THE COMPANY’S STOCKHOLDERS AT THE ANNUAL MEETING OF STOCKHOLDERS, INCLUDING THE PLAN OF LIQUIDATION.
When available, stockholders will be able to obtain a copy of the definitive proxy statement and other relevant documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, free of charge at the SEC’s website, www.sec.gov, on the Investor Information page of the Company’s website at www.kbsgireit.com, or by directing a request by mail to KBS Growth & Income REIT, Inc., c/o DST Systems, Inc., P.O. Box 219015, Kansas City, MO 64121-9015 or KBS Growth & Income REIT, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.
PARTICIPANTS IN THIS SOLICITATION
The Company, its directors and executive officers, the Advisor, and the Advisor’s officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposals to be voted on at the Annual Meeting of Stockholders, including the Plan of Liquidation. Information regarding the Company, its directors and executive officers and the Advisor, including detailed information regarding the interests of such entities or persons in the solicitation, is included in the Company’s preliminary proxy statement and will be included in the definitive proxy statement in connection with the Annual Meeting of Stockholders. Stockholders may obtain the definitive proxy statement and other relevant documents free of charge as described above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: December 20, 2022	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary